Exhibit 99.1
For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES GAS SERVICES AGREEMENT
IN EAGLE FORD SHALE

 DENVER, July 06, 2010 – SM Energy Company (NYSE: SM) today announces that the Company has entered into a long-term gas services agreement with Eagle Ford Gathering LLC to gather, transport, and process production from the Company’s Eagle Ford shale assets in South Texas.

Under the terms of the arrangement, SM Energy will commit Eagle Ford production up to a maximum level of 200,000 MMBTU per day over a ten year term.  Eagle Ford Gathering, a joint venture between Kinder Morgan Energy Partners, L.P. and Copano Energy, L.L.C., will construct a pipeline to serve SM Energy’s Eagle Ford assets in La Salle, Dimmit, and Webb counties, Texas.  The pipeline is expected to be in-service during the summer of 2011.  The gas will be gathered through the new Eagle Ford Gathering pipeline and transported on Kinder Morgan’s Laredo-to-Katy pipeline to Copano’s Houston Central plant where the gas will be processed.  The agreement with SM Energy is fee-based and will not require the Company to invest any upfront capital.

Tony Best, President and CEO, remarked, “Our agreement with Eagle Ford Gathering is a logical next step in our effort to secure transportation and processing for our assets in the Eagle Ford shale.  The take-away volumes covered by this agreement, combined with our existing downstream infrastructure arrangements, match our planned production volume ramp-up over the next several years.  This arrangement is also consistent with our strategy of having multiple outlets and markets for our gas while providing strong reliable markets for our NGLs.  The development of the Eagle Ford shale is an important part of SM Energy’s mission to grow value for our stockholders, and this agreement will help us meet that goal.”

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.